Exhibit 99.1
News Announcement
Patriot Capital Funding Reports Financial Results For Quarter And
Six Months Ended June 30, 2005; Quarterly Dividend of $0.16 Per
Share Declared for August and September 2005
     WESTPORT, CT — September 9, 2005 — Patriot Capital Funding, Inc. (Nasdaq: PCAP) today announced results for the second quarter and six-months ended June 30, 2005. Patriot Capital Funding completed an initial public offering of shares of its common stock in August 2005.
Second Quarter 2005 Highlights
•	Net income of $307,782 or $0.08 per share

•	Total investment income of $2,826,950

•	Net unrealized depreciation on investments of $170,450

•	Net asset value per share of common stock was $7.47

•	New investments funded during the second quarter 2005 totaled $13.0 million
Quarter ended June 30, 2005 Operating Results
     Total investment income increased 185% to $2,826,950 for the three months ended June 30, 2005 from $990,751 for the three months ended June 30, 2004. The increase in total investment income for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004 is primarily attributable to an increase of $55.9 million at fair value in the balance of our interest-bearing investment portfolio as well as higher yields on our interest-bearing portfolio during the quarter ended June 30, 2005.
     Net income, which includes total investment income and net realized and unrealized gains and losses on investments, was $307,782 or $0.08 per share of outstanding common stock for the quarter ended June 30, 2005, versus $191,236 or $0.05 per share of outstanding common stock for the quarter ended June 30, 2004. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.
     During the second quarter 2005, we funded new investments totaling $13.0 million.

Six Months ended June 30, 2005 Operating Results
     Total investment income increased 188% to $5,099,690 for the six months ended June 30, 2005 from $1,769,363 for the six months ended June 30, 2004. The increase in total investment income for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 is primarily attributable to an increase of $55.9 million at fair value in the balance of our interest-bearing investment portfolio as well as higher yields on our interest-bearing portfolio during the six months ended June 30, 2005.
     Net income, which includes total investment income and net realized and unrealized gains and losses on investments, was $1,429,011 or $0.37 per share of outstanding common stock for the six months ended June 30, 2005, versus $257,933 or $0.07 per share of outstanding common stock for the six months ended June 30, 2004. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.
     During the six months ended June 30, 2005, we funded new investments totaling $17.9 million.
Liquidity and Capital Resources
     At June 30, 2005, we had cash and cash equivalents of $4,000,000, total assets of $90,512,989 and net assets of $28,740,929. Our asset value per common share was $7.47 at June 30, 2005 as compared to $7.10 at December 31, 2004. We had $58,090,875 of long-term debt outstanding at June 30, 2005, all of which was repaid with the proceeds from our initial public offering.
     On August 2, 2005, we completed our initial public offering of 7,190,477 shares of common stock at $14.00 per share. On August 15, 2005, the underwriters exercised in full their over-allotment option to acquire an additional 1,078,572 shares of common stock. We received net proceeds of approximately $92.3 million from the initial public offering and approximately $14.0 million from the exercise of the over-allotment option. As noted above, we used a substantial portion of the net proceeds from our initial public offering to pay all of our outstanding borrowing obligations, including a prepayment penalty of $3.4 million.
Quarterly Dividend of $0.16 Per Share Declared for August and September 2005
     On September 7, 2005, our board of directors declared a cash dividend of $0.16 per share for the third quarter of 2005. The dividend is payable as follows:
Record date: September 30, 2005
Payment date: October 31, 2005
     Our dividend is paid from taxable income. Our board of directors determines the dividend based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition. Because we completed our initial public offering in August 2005, our third quarter 2005 dividend only reflects the estimate of our taxable income for the months of August and September 2005.

Subsequent Developments
     Subsequent to June 30, 2005, we completed the following investments:
•	a $9.9 million financing for Robert Rothschild Farm, Inc., which consisted of a $5.3 million junior secured term loan and a $4.6 million senior subordinated debt investment. Robert Rothschild Farm, Inc. is a manufacturer, marketer and distributor of a wide variety of branded specialty food products within the gourmet food product category.

•	a $20.2 million financing for Fairchild Industrial Products Company, which consisted of a $2.0 million senior secured revolving credit facility, $12.8 million in senior secured term loans and a $5.4 million senior subordinated debt investment. Fairchild Industrial Products Company is a leading designer and manufacturer of close tolerance industrial controls and power transmission products.
     On July 27, 2005, we, through a wholly-owned bankruptcy remote, special purpose subsidiary of ours, entered into a securitization revolving credit facility, with an entity affiliated with Harris Nesbitt Corp. The facility allows our special purpose subsidiary to borrow up to $140.0 million through the issuance of a variable funding note to a multi-seller commercial paper conduit administered by the Harris Nesbitt affiliated entity. The facility bears interest at the commercial paper rate plus 1.75%. We will use the net proceeds of the facility to fund our loan origination activities and for general corporate purposes.
     In mid-August and early September 2005, we appointed three experienced finance industry professionals to our investment team — Basem Pharaon (Senior Vice President), Andrew Brown (Vice President) and Ryan Magee (Assistant Vice President). All three professionals were previously employed with the Global Sponsor Finance unit of GE Commercial Finance.
Explanatory Note Regarding Earnings Release and Form 10-Q for Second Quarter 2005
     In early August 2005, we completed an initial public offering of shares of our common stock. In accordance with SEC rules, we are permitted to file our first quarterly report on Form 10-Q within 45 days after the effective date of our initial public offering registration statement. As a result, the release of our second quarter 2005 earnings release as well as the filing with the SEC of our Form 10-Q for the quarter ended June 30, 2005 has occurred later than usual.
About Patriot Capital Funding
Patriot Capital Funding, Inc. (www.pat-cap.com) is a specialty finance company providing customized financing solutions to private equity sponsors focused on making investments in small- and mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues between $10 million and $100 million, and which operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans and subordinated debt investments — sometimes containing equity components. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s final prospectus dated July 27, 2005, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Statements
Patriot Capital Funding, Inc.
Combined Balance Sheets
(unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Investments at fair value:
Investments in debt securities (cost of $85,101,404 - 2005, $68,051,712 - 2004)	$85,101,404	$67,245,923
Investments in equity securities (cost of $522,310 - 2005, $502,060 - 2004)	326,300	431,828
Unearned income	(2,297,820)	(2,073,921)

Total investments	83,129,884	65,603,830
Cash and cash equivalents	1,616,960	2,491,477
Restricted cash	4,000,000	3,000,000
Interest receivable	697,665	615,243
Other assets	1,068,477	328,313

TOTAL ASSETS	$90,512,986	$72,038,863

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Borrowings	$58,090,875	$41,645,458
Notes payable	200,000	1,000,000
Interest payable	486,271	283,096
Management fee payable	1,291,666	916,666
Accounts payable and accrued expenses	1,703,245	881,725

TOTAL LIABILITIES	61,772,057	44,726,945

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 49,000,000 shares authorized; 3,847,902 shares issued and outstanding at June 30, 2005, and December 31, 2004	38,479	38,479
Paid-in capital	30,061,521	30,061,521
Accumulated undistributed investment loss	(1,163,061)	(1,912,061)
Net unrealized depreciation on investments	(196,010)	(876,021)

TOTAL STOCKHOLDERS’ EQUITY	28,740,929	27,311,918

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$90,512,986	$72,038,863

NET ASSET VALUE PER COMMON SHARE	$7.47	$7.10

Patriot Capital Funding, Inc.
Combined Statement of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
INVESTMENT INCOME
Interest income	$2,792,453	$898,191	$5,099,690	$1,769,363
Fees	34,497	92,560	65,497	106,780

Total Investment Income	2,826,950	990,751	5,165,187	1,876,143

EXPENSES
Salaries and benefits	461,879	195,929	890,229	387,538
Consulting fees	250,000	250,000	500,000	500,000
Interest	1,349,326	274,209	2,401,666	553,150
Professional fees	166,866	36,560	236,179	92,732
General and administrative	120,647	42,817	388,113	84,790

Total Expenses	2,348,718	799,515	4,416,187	1,618,210

Net Investment Income	478,232	191,236	749,000	257,933

Net change in unrealized appreciation (depreciation) on investments	(170,450)	—	680,011	—

NET INCOME	$307,782	$191,236	$1,429,011	$257,933

Earnings per share, basic and diluted	$0.08	$0.05	$0.37	$0.07

Weighted average shares outstanding, basic and diluted	3,847,902	3,847,902	3,847,902	3,847,902

CONTACTS:

Richard P. Buckanavage	Robert Rinderman or David Collins
President and Chief Executive Officer	Jaffoni & Collins Incorporated
203/227-7778	212/835-8500 or PCAP@jcir.com